UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 7, 2023
NantHealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37792	27-3019889
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
760 W Fire Tower Rd, Suite 107
Winterville, North Carolina 28590
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (855) 949-6268

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
-	-	-

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §(§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §(§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2023, the Board of Directors (the “Board”) of NantHealth, Inc. (the “Company”) appointed Rao Haris Naseem, M.D., FACC, FHRS as the Company’s Chief Executive Officer (“CEO”) and a member of the Board, effective September 7, 2023 (the “Effective Date”). In connection with Dr. Naseem’s appointment as CEO, Patrick Soon-Shiong, M.D. transitioned out of his role as CEO of the Company and will continue to serve as Chairman of the Board as of the Effective Date. In connection with Dr. Naseem’s appointment to the Board, the Board approved an increase to the size of the Board from four (4) to five (5) directors.

Dr. Naseem, 56, has served as the Chief Executive Officer and a member of the board of directors of Summus Holdings, a private healthcare investment company, since July 2023, Summus Health Care, a private healthcare company, since 2018, DataQ Health, a private healthcare technology company, since 2019, and Sarcogenix, a private biotechnology company, since February 2023. In addition, Dr. Naseem serves on the board of directors of Wellvana Health, a private healthcare company, a position he has held since April 2022. Dr. Naseem is a board certified clinical cardiac electrophysiologist with over twenty years of experience and continues to maintain an active practice. Dr. Naseem completed a residency in Internal Medicine at the Hennepin County Medical Center in Minneapolis, Minnesota and a fellowship in cardiovascular disease and clinical cardiac electrophysiology at the University of Texas Southwestern at Dallas. Dr. Naseem received his Doctor of Medicine from Aga Khan Medical School in Karachi, Pakistan.

Also on September 7, 2023, upon the recommendation of the Compensation Committee of the Board (the "Compensation Committee") and the approval of the Board, the Company and Dr. Naseem entered into an executive employment agreement (the “Employment Agreement”) pursuant to which Dr. Naseem will receive an annual base salary of $35,568 and be eligible to receive an annual discretionary bonus pursuant to any bonus plans of the Company in effect from time to time, in the sole discretion of the Board, or the Compensation Committee. Dr. Naseem's employment under the Employment Agreement is at-will and may be terminated at any time by the Company or by Dr. Naseem. Dr. Naseem will be eligible to participate in employee benefit plans and programs of the Company on the same terms and conditions as other similarly-situated employees. The Company has also agreed to enter into an indemnification agreement, subject to Board approval, with Dr. Naseem, on terms and conditions to be approved by the Board.

In addition, the Employment Agreement provides that Dr. Naseem will receive, subject to Board approval, an option to purchase up to 1,000,000 shares (the “CEO Grant”) of common stock, par value $0.0001 per share , of the Company (the “Common Stock”), at an exercise price equal to the last quoted price on the grant date (or the immediately preceding trading day if the grant date is not a trading day), under the Company’s 2016 Incentive Plan, as amended and restated on December 15, 2022 (the “Plan”). In the event of a Change in Control (as defined in the Plan) of the Company that occurs while Dr. Naseem is employed and the CEO Grant remains outstanding, 100% of the then-unvested shares subject to the CEO Grant, if any, shall vest and become exercisable immediately.

Dr. Naseem will receive no additional compensation for his service on the Board.

As previously disclosed on August 30, 2023, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors, each as listed as signatories to the Purchase Agreement (the “Purchasers”), including Summus Holdings (“Summus”), an affiliate of Dr. Naseem. Pursuant to the Purchase Agreement, the Company agreed to issue and sell up to an aggregate of 24,896,248 shares (the “Shares”) of the Common Stock in a private placement (the “Private Placement”). Summus purchased 3,846,154 shares of Common Stock for an aggregate purchase price of $1.5 million in the Private Placement. Other than the Private Placement described above, Dr. Naseem has not been involved in any other related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, and required to be disclosed herein. There are no arrangements or understandings pursuant to which Dr. Naseem was elected as an officer or a director. Dr. Naseem does not have any family relationships with any of the Company’s directors or executive officers.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Rao Haris Naseem and NantHealth, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NantHealth, Inc.

Date:	September 13, 2023	By:	/s/ Bob Petrou
Bob Petrou
Chief Financial Officer